Exhibit 10.1

Employment Agreement between Uroplasty, Inc. and Sam B. Humphries dated January 1, 2005

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Uroplasty, Inc., a Minnesota corporation (“the Company”), and Sam B. Humphries (the “Executive”) effective as of the 1st day of January, 2005.

R E C I T A L S :

     WHEREAS, Uroplasty manufactures and currently markets outside of the United States a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets; and

     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms under which Executive will serve as President and Chief Executive Officer of the Company;

     NOW, THEREFORE, the parties hereto agree as follows:

1. Employment and Duties. The Company hereby agrees to employ the Executive, and the Executive hereby accepts the Company’s offer to serve, as President and Chief Executive Officer of the Company. As such, the Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such an officer of the Company and will report directly to the Company’s Board of Directors. The Executive agrees to devote the Executive’s full business time, attention and efforts to promote and further the business of the Company. The Executive will faithfully adhere to, execute and fulfill all policies established by the Company’s Board of Directors. The Executive also agrees to continue service as a director of the Company until the Executive’s successor is duly elected and qualified or until the Executive’s earlier resignation, removal or death.

     The Executive will not, during the Term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with the Executive’s duties and responsibilities hereunder. The foregoing limitations will not be construed to prohibit the Executive from making personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof. The Executive may also continue to serve as a board member for the three outside companies on whose boards he currently serves.

2. Compensation. For all services rendered by the Executive on and after the date hereof, the Company will compensate the Executive as follows:

     (a) Base Salary. Commencing on the date hereof, the base salary payable to the Executive shall be $239,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures but not less than semi-monthly. Such base salary will be subject to annual review and adjustment by the Company’s Compensation Committee.

     (b) Incentive Bonus Plan. During the Term, the Executive is entitled to quarterly cash bonuses based on attainment of particular financial milestones (“Quarterly Bonuses”). Quarterly Bonuses are computed as a percentage of the Executive’s base salary for the fiscal quarter for which achievement of the financial milestones relate. Except for the Quarterly Bonus described below relating to the Company’s quarter ending on March 31, 2005 (the “Special Fiscal 2005 Quarterly Bonus”), Quarterly Bonuses are predicated upon the Company’s achieving at least 90% of its quarterly targeted net sales and/or quarterly targeted operating income (loss) levels, as computed below. The Executive will independently earn the Quarterly Bonus amounts described in subsections (i) and (ii) based on the separate achievement of the financial milestones to which each such subsection relate. If during one or more quarters, the Executive does not earn any Quarterly Bonus because the Company does not achieve at least 90% of the relevant quarterly target level or levels, the Executive may make-up the Quarterly Bonus or Bonuses not earned (a “True-Up Bonus”) in a single payment at the end of the fiscal year if the Company has achieved at least 90% of the cumulative target level for the full fiscal year.

     The following is an example applying the Executive’s initial annual base salary and assuming application of the chart in subsection (i) below (without consideration of the Special Fiscal 2005 Quarterly Bonus):

			Actual Net	Quarterly
			Sales As	Bonus As		Net Sales
Fiscal	Net Sales	Actual Net	Percentage	Percentage	Base Salary	Bonus
Quarter	Budget	Sales	Of Budget	Of Base	To Apply	Amount
First	$1,000,000	$1,100,000	110%	42%	$59,750	$25,095

Second	$2,000,000	$1,600,000	80%	—	$59,750	—

Third	$3,000,000	$4,500,000	150%	60%	$59,750	$35,850

Fourth	$4,000,000	$2,800,000	70%	—	$59,750	—

Full Year	$10,000,000	$10,000,000	100%	36%	$239,000	$86,040

Aggregate of Quarters						$(60,945)

True-Up Bonus						$25,095

     If the True-Up Bonus is zero or less, there is no True-Up Bonus, nor is the Executive obliged to reimburse the Company for the shortfall against the aggregate of Quarterly Bonuses computed for such fiscal year. No True-Up Bonus is due if the Executive earns a Quarterly Bonus for each fiscal quarter during such fiscal year.

          (i) Net Sales Quarterly Bonus. A portion of the Executive’s total Quarterly Bonus is based on the Company’s achievement during a fiscal quarter of particular net sales levels in the chart below (the “Net Sales Quarterly Bonus”). For this purpose, “net sales” are the Company’s consolidated net sales in U.S. dollars as computed in accordance with generally accepted accounting principles, subject to the following. In applying foreign currency translation to non-U.S. dollar denominated net sales, the Company shall make the computation using the same average exchange rates used for creation of the annual budget referred to below. It is intended by this provision that the Executive shall neither profit from, nor be penalized by, foreign currency translation adjustments in determining whether the milestones for a Net Sales Quarterly Bonus are met.

          Example: Assume that the Company’s U.S. dollar-denominated consolidated net sales budget for a particular fiscal quarter is $2.0 million, consisting of €1,126,820 at an average exchange rate of €1.00-to-$1.33118 (i.e., $1.5 million) and £260,050 at an average exchange rate of £1.00-to-$1.92271. If actual net sales for that fiscal quarter are €1,300,000 and £200,000, the U.S.-denominated “net sales” for purposes of determining whether a Quarterly Bonus is earned would be $2,115,076 ($1,730,534 + $384,542) based on the above exchange rates, regardless of the actual average exchange rates during the quarter.

     Except with respect to the Special Fiscal 2005 Quarterly Bonus, the net sales targets for the relevant quarter will be set by the Board of Directors based on a annual budget (broken down by fiscal quarter and currency and specifying the applicable foreign currency exchange rates used for creating the budget) recommended by management. The net sales budget must be approved prior to the beginning of the relevant fiscal year by (i) a majority of the members of the Board of Directors and (ii) all non-employee members of the Board of Directors. If management does not timely receive the required approvals of the annual net sales budget, then the net sales targets per quarter will automatically increase by 20% over the prior year’s budget.

Net Sales Quarterly Bonus
Percentage of	Percentage of Quarterly
Quarterly Net Sales	Base Compensation
Target Achieved	Payable as Bonus
90%	30%
100%	36%
110%	42%
120%	48%
130%	54%
140%	60%

     If the Company achieves a net sales goal between two specified percentages above, the related Net Sales Quarterly Bonus will increase proportionally between the two percentage levels.

          Example: If the Company achieves 114% of the quarterly net sales target, the Quarterly Bonus is 42.4% of quarterly base compensation (114% is 40% towards the 120% target level over the 110% level; the 120% target level pays out at 6% over the 110% target level; so the 114% target level pays out 2.4% (40% of 6%) over the 110% level).

          (ii) Operating Income (Loss) Quarterly Bonus. The other portion of the Executive’s total Quarterly Bonus is based on the Company’s achievement during a fiscal quarter of particular operating income (loss) levels in the chart below (the “Operating Income (Loss) Quarterly Bonus”). For this purpose, “operating income (loss)” is the Company’s consolidated operating income or loss as publicly reported for the relevant fiscal quarter in the Company’s quarterly or annual report on Form 10-QSB or 10-KSB, as applicable (the “SEC Reports”). Except with respect to the Special Fiscal 2005 Quarterly Bonus, the operating income (loss) targets for the relevant quarter will be set by the Board of Directors based on an annual budget (broken down by fiscal quarter) recommended by management. The operating income (loss) budget must be approved prior to the beginning of the relevant fiscal year by (i) a majority of the members of the Board of Directors and (ii) all non-employee members of the Board of Directors. If management does not timely receive the required approvals of the annual operating income (loss) budget, then the operating income (loss) targets per quarter will automatically increase by 20% over the prior year’s budget.

Operating Income (Loss)
Quarterly Bonus
Percentage of
Quarterly Operating	Percentage of Quarterly
Income (Loss)	Compensation Base
Target Achieved	Payable as Bonus
90%	20%
100%	24%
110%	28%
120%	32%
130%	36%
140%	40%

     Similarly to the Net Sales Quarterly Bonus computation above, if the Company achieves an operating income (loss) goal between two specified percentages above, the related Operating Income (Loss) Quarterly Bonus will increase proportionally between the two percentage levels.

          (iii) Special Fiscal 2005 Quarterly Bonus. On a one-time basis, the Executive is entitled to a Quarterly Bonus for the fiscal quarter ending March 31, 2005 of the greater of (a) $29,875 or (b) the total Quarterly Bonus computed by applying subsections (i) and (ii) above. For purposes of this subsection (iii), the net sales and operating income (loss) targets for the quarter ending March 31, 2005 will be based on the Board-approved budget for such quarter in effect immediately prior to the date of this Agreement.

          (iv) Special Excise Tax Reimbursement Bonus. In the event that the vesting of stock options upon a “Change of Control” as described in Section 3(b) below results in the imposition of a federal excise tax on the Executive pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will reimburse the Executive (the “Excise Tax Bonus”) for the amount of the federal excise tax (but not any interest or penalties thereon) paid by the Executive that is attributable to such stock option vesting.

          (v) Payment and Limitations. Each Quarterly Bonus amount (including the Special Fiscal 2005 Quarterly Bonus) is payable within 15 days after the Company files the SEC Report for the related fiscal quarter (the annual report, as to the fourth fiscal quarter). Any True-Up Bonus is payable within 15 days after the Company files the annual SEC Report for the related fiscal year. The Excise Tax Bonus is payable within 15 days after the Company’s receipt of written evidence from the Executive as to the payment of the federal excise tax. However, no Quarterly Bonus amount (including any Special Fiscal 2005 Quarterly Bonus), and no Excise Tax Bonus or True-Up Bonus, is payable unless and until the Company raises a minimum of $5.0 million from the sale of its equity securities after the date of this Agreement (the “Minimum Equity Sale”).

     (c) Executive Perquisites, Benefits and Other Compensation. Commencing on the date hereof, the Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

          (i) Payment of premiums for coverage for the Executive and the Executive’s dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, at the levels, and with the co-payments, as established by the Company under such plans.

          (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by the Executive in the performance of the Executive’s services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

          (iii) Four weeks of paid vacation during each calendar year. If the Executive does not utilize all vacation time during a year, it is forfeited.

3. Stock Options. The Company hereby grants to the Executive options (the “Options”), to acquire 400,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at an exercise price per share (the “Exercise Price”) equal to the average of the closing prices of the Company’s Common Stock on the OTC Bulletin Board as reported by bigcharts.com for the 30 trading days immediately preceding the date that the Company publicly files a report on Form 8-K announcing the signing of this Agreement and the Executive’s employment hereunder. The Options are not pursuant to the Company’s 1995, 1997 or 2002 Stock Option Plans. The Options will not be treated as “incentive options” within the meaning of Section 422 of the Code.

     (a) Anti-Dilution Adjustments. The Options are subject to adjustment as provided in this subsection (a).

          (i) Exercise Price Adjustments. The Exercise Price shall be adjusted from time to time such that in case the Company shall hereafter:

               (A) pay any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock;

               (B) subdivide its then outstanding shares of Common Stock into a greater number of shares; or

               (C) combine outstanding shares of Common Stock, by reclassification or otherwise;

then, in any such event, the Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Exercise Price, by (B) the total number of shares of Common Stock outstanding immediately after such event (including in each case the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock), and the resulting quotient shall be the adjusted Exercise Price per share. An adjustment made pursuant to this subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection, the Executive shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this subsection, the Executive shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Exercise Price of such other shares so receivable upon exercise of any Options shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this subsection.

          (ii) Share Adjustments. Upon each adjustment of the Exercise Price pursuant to subsection (a)(i) above, the Executive shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares covered by the Options

(as adjusted as a result of all adjustments in the Exercise Price in effect prior to such adjustment) by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          (iii) Reorganization Events. In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under subsection (a)(i) above; but the Executive shall have the right thereafter to convert the Options into the kind and amount of shares of stock and other securities and property which the Executive would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the Options been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this subsection with respect to the rights and interests thereafter of the Executive, to the end that the provisions set forth in this subsection shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Options. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

          (iv) Notice of Adjustments. Upon any adjustment of the Exercise Price, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Executive, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of the Options, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (b) Vesting; Change of Control. Notwithstanding anything else, the Executive may exercise the Options only to the extent that the Executive is vested in them. Vested Options will be exercisable for ten (10) years from the date hereof. The Options will vest in installments of 25% on each of the date hereof and the first, second and third anniversaries of the date hereof; provided, however, that the Executive must continue in the employ of the Company through the applicable anniversary date in order to vest in the Options for such anniversary date. Despite the foregoing, the Options will fully vest upon a “Change of Control,” which will be deemed to occur as of the first day after the date hereof that any one or more of the following conditions is satisfied (the “Change of Control Date”):

          (i) any person or entity, or group of persons or entities acting together, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any voting security of the Company and, immediately after such acquisition, such person, entity or group is, directly or indirectly, the beneficial owner of voting securities representing a majority of the total voting power of all of the then-outstanding voting securities of the Company and has a larger percentage of voting securities of the Company than any other person, entity or group holding voting securities of the Company;

          (ii) the following individuals no longer constitute a majority of the members of the Board: (A) Daniel G. Holman, Joel R. Pitlor, Thomas E. Jamison, R. Patrick Maxwell and the Executive (the “Original Directors”); (B) the individuals who thereafter are elected to the Company’s Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (C) the individuals who are elected to the Board of Directors and whose election, or nomination for election, to the Board of Directors was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election);

          (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, other than any such transaction which results in at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least a majority of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company).

     However, no “Change in Control” will be deemed to have occurred with respect to Executive if Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group except for (i) passive ownership of less than three percent (3%) of the stock of the purchasing company or (ii) ownership of an equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the Original and Additional Original Directors.

     (c) Payment of Exercise Price; Cashless Exercise. The Executive may exercise the Options by cash payment (including by check or wire transfer). In the alternative, the Executive may exercise the Options by instructing the Company to withhold from the shares of Common Stock otherwise to be issued upon the exercise of the Options a number of whole or fractional shares of Common Stock equal to the number of shares for which the Options are being exercised (including any Options to be surrendered) multiplied by the Exercise Price per share, and then divided by the “Market Price” (as defined below) of a share of Common Stock as of the close of business on the date of exercise (a “Cashless Exercise”). The Company may condition the Cashless Exercise upon the Executive’s payment of any required withholding taxes.

     The term “Market Price” with respect to shares of Common Stock of any class or series means the last reported sale price or, if none, the average of the last reported closing bid and asked prices on any national or regional securities exchange or quoted in the National Association of Securities Dealers, Inc.’s Automated Quotations System (“Nasdaq”), or if not listed on a national or regional securities exchange or quoted in Nasdaq, the closing price as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to the Holder), or if no quotations in such Common Stock are available, the fair market value of the shares as determined in good faith by the Board of Directors of the Company.

     (d) Subscription Representations; Transfer Restrictions. The Executive understands that the Options, and the shares of Common Stock issuable upon their exercise, are and will be “restricted securities” within the meaning of the Securities Act of 1933, as amended (the “Act”). Accordingly, even if the Executive is fully vested in the Options, the Executive may never be able to resell the underlying shares for a profit, or at all. In any event, the Executive will be able to resell or otherwise transfer the underlying shares only if the sale or other transfer is registered under the Act and applicable state securities laws or there is an available exemption from this registration. The Executive confirms that Executive can bear the loss of Executive’s entire investment in the Company.

     The Executive agrees and acknowledges that (i) none of the Options may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of decent and distribution and then only to Executive’s spouse and/or children (or a trust for their benefit) and (ii) the vested Options may be exercised during the Executive’s lifetime only by the Executive or the Executive’s legal representative.

     (e) Lock-Up Agreement. The Executive agrees that, in the event of each future public offering of the Company’s equity securities (an “Offering”), the Executive will agree to such restrictions on the resale of any shares of the Company’s Common Stock (including the shares underlying the Options) then beneficially owned by Executive as requested by the managing underwriter or underwriters of the Offering; provided, however, that such restrictions run no longer than the period of resale restriction imposed by such underwriters on the Company’s other executive officers and directors. The Executive agrees not to sell or otherwise transfer (including upon death) any of the shares underlying the Options, or any other shares beneficially owned by the Executive, unless the purchaser or recipient agrees in writing to be bound by the foregoing lock-up agreement.

     (f) Stock Certificate Restrictions. The Executive acknowledges that the Company will place a restrictive legend on any certificate representing the shares underlying the Options, and a “stop transfer order” with any transfer agent of the Company’s securities, barring the sale or other transfer of such shares without registration under the Act or an exemption therefrom, and noting the existence of the lock-up agreement above.

     (g) Registration of Shares Underlying the Options. Notwithstanding the above provisions, the Company shall use its best efforts, at its expense, to register the issuance or resale of the shares underlying the Options on Form S-8 under the Act and under applicable state securities laws, and to maintain the effectiveness of the Form S-8 registration statement during the Term of this Agreement and for two years thereafter.

4. Non-Competition and Non-Solicitation.

     (a) Basic Terms. The Executive will not, during the period of the Executive’s employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment under this Agreement, for any reason whatsoever, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, persons, entity, company, business, partnership, corporation, limited liability company or limited liability partnership of whatever nature:

     (i) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any business in competition with the Company anywhere worldwide (the “Territory”);

     (ii) call upon or solicit any person who is at that time within the Territory an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

     (iii) call upon or solicit any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer or prospective customer (such prospective status being determined by whether the Company within the prior year solicited such person or entity’s business) of the Company within the Territory for the purpose of selling products or services in competition with the Company within the Territory; or

     (iv) call upon or solicit any prospective acquisition candidate, on the Executive’s own behalf or on behalf of any competitor, which candidate was, to the Executive’s actual knowledge after due inquiry, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity or its assets.

     Notwithstanding the above, the Executive may acquire as a passive investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     (b) Equitable Relief. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive by injunctions and restraining orders.

     (c) Severability and/or Reformation. The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

     (d) Independently Enforceable. All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year following termination of employment stated at the beginning of this Section 4, during which the agreements and covenants of the Executive made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 4.

5. Term; Termination; Rights on Termination.

     The term of Executive’s employment under this Agreement begins on the date hereof and continues for one (1) year, and, unless terminated sooner as herein provided, will continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal. As used herein, the word “Term” means (i) during the one-year period referred to in the preceding sentence, such one-year period and (ii) during any one-year renewal pursuant to the terms hereof, such one-year period. This Agreement and the Executive’s employment may be terminated in any one of the following ways:

     (a) Death. The Executive’s death will immediately terminate this Agreement. The Company will pay the Executive’s estate any of Executive’s accrued base salary and any earned, but unpaid, Quarterly Bonuses (at the time otherwise payable under this Agreement) through the date of termination and reimbursement of expenses.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, as reasonably determined by the Executive’s physician, the Executive is absent from the Executive’s full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which will not be effective earlier than the last day of such four (4) month period), the Company may terminate the Executive’s employment hereunder; provided that the Executive is unable to resume the Executive’s full-time duties at the conclusion of such notice period. The Company will pay the Executive any of the Executive’s accrued base salary and any earned, but unpaid, Quarterly Bonuses (at the time otherwise payable under this Agreement) through the date of termination and reimbursement of expenses.

     (c) Good Cause. The Company may terminate this Agreement ten (10) days after delivery of written notice to the Executive for “good cause,” which is (i) the Executive’s willful, material and irreparable breach of this Agreement; (ii) the Executive’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Executive’s material duties and responsibilities under this Agreement; (iii) the Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (iv) the Executive’s conviction of a felony crime which materially and adversely affects the operations or reputation of the Company; (v) the Company’s failure to complete the Minimum Equity Sale within two years from the date of this Agreement; or (vi) the Company’s failure to achieve 100% of the budgeted targets for both net sales and operating income (loss) for five consecutive fiscal quarters. Upon any termination for good cause described in subsections (i) through (v) above, the Executive will receive no severance compensation other than base salary accrued through the date of termination and reimbursement of expenses. Upon any termination for good cause described in subsection (vi) above, and conditioned on the Executive’s continuing compliance with the other provisions of this Agreement, including Section 4 above, the Company shall pay the Executive, as severance pay, an aggregate amount equal to 50% of Executive’s base salary in effect at the time of termination. These severance payments will be subject to customary tax withholdings and will be payable in equal monthly installments on the first day of each month over the first six months after the date of termination.

     (d) Without Good Cause. At any time, either the Executive or the Company may terminate this Agreement and the Executive’s employment, effective thirty (30) days after written notice is provided to the other. If (i) the Company terminates the Executive’s employment without good cause during or at the end of any Term, (ii) this Agreement expires or otherwise terminates at the end of a Term without renewal, (iii) the Executive voluntarily terminates employment with the Company as a result of the Company’s imposition of material and adverse changes, without the Executive’s consent, in the Executive’s principal duties or (iv) the Executive voluntarily terminates employment after the Company moves its principal executive offices more than 100 miles from its current location without the Executive’s consent, the Executive will receive from the Company any base salary accrued through the date of termination and reimbursement of expenses. In addition, in any of these four circumstances, and conditioned on the Executive’s continuing compliance with the other provisions of this Agreement, including Section 4 above, the Company shall pay the Executive, as severance pay, an aggregate amount equal to 160% of Executive’s base salary in effect at the time of termination. The severance payments will be subject to customary tax withholdings and will be payable in equal monthly installments on the first day of each month over the first year after the date of termination.

6. Return of Company Property. All records, designs, tradenames and trademarks, service names and service marks, patents, business plans, financial statements, manuals, memoranda, customer and other lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or its representatives, vendors or customers which pertain to the business of the Company are and will remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising and marketing materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by or in the possession of the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive’s employment.

7. Inventions. The Executive will disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which the Executive conceives as a result of the Executive’s employment by the Company. The Executive hereby assigns and agrees to assign all of the Executive’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive will execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. Nothing in this Agreement shall apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time and (i) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development or (ii) which does not result from any work performed by the Executive for the Company.

8. Trade Secrets. The Executive will not, other than as required by court order, during or after employment with the Company, disclose the confidential terms of the Company’s relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9. Complete Agreement. This Agreement supersedes any other agreements or understandings, written or oral, between the Company and the Executive and the Executive’s affiliates, including Executive Advisory Group (“EAG”), and the Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors, employees or representatives covering the same subject matter as this Agreement; provided, however, that EAG may continue to hold and exercise its 50,000 stock options granted under the Consulting Agreement dated April 1, 2003. This document is the final, complete and exclusive statement and expression of the agreement between the Company and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This document may not be later modified except by a written instrument signed by a duly authorized officer of the Company and the Executive, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

10. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
Attention: Daniel G. Holman, Chairman

To the Executive:	Sam B. Humphries
7913 Wyoming Court
Bloomington, Minnesota 55438

Notice is given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 10.

11. Arbitration. Except as to matters of injunctive or equitable relief (over which the parties agree that the federal and state courts located in Minneapolis, Minnesota will have exclusive jurisdiction and are deemed to be of proper venue and convenience to the parties), any unresolved dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Minneapolis, Minnesota, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators will not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel will be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any arbitration proceeding will be borne by the Company.

12. Binding Effect; Governing Law. This Agreement will inure to the benefit of the successors or assigns of the Company. The Company agrees that, as a condition of any merger of the Company into or with, or the sale of all or substantially all of the Company’s assets to, another person, firm or entity, it will require the successor expressly to assume the Company’s obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its conflicts of laws rules.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

UROPLASTY, INC.	EXECUTIVE

By

Daniel G. Holman, Chairman	Sam B. Humphries